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                         August 24, 2023

       Theodore Wahl
       Chief Executive Officer
       Healthcare Services Group, Inc.
       3220 Tillman Drive
       Bensalem, PA 19020

                                                        Re: Healthcare Services
Group, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 28,
2023
                                                            File No. 000-12015

       Dear Theodore Wahl:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program